Exhibit 10.51

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is dated February 6, 2002 (for reference purposes only) by and between SQUARE 24 ASSOCIATES, a District of Columbia limited partnership (d.b.a. SQUARE 24 ASSOCIATES, L.P.) (“Landlord”), and ZAMBA CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A.            Landlord and The Quicksilver Group (“Quicksilver”) entered into that certain Office Lease dated as of September 14, 1998 (the “Initial Lease”), in which Landlord leased to Quicksilver and Quicksilver leased from Landlord approximately 4,905 rentable square feet within that certain building, commonly known as “Hacienda West”, 3875 Hopyard Road, Pleasanton, California (the “Original Premises”).

B.            Quicksilver and Racotek, Inc., a Delaware corporation (“Racotek”), entered into that certain Agreement and Plan of Merger and Reorganization dated as of July 6, 1998 (the “Assignment”) in which Quicksilver was merged into Racotek, and Racotek assumed all of Quicksilver’s interest under the Initial Lease.  Racotek subsequently changed its name to Zamba Corporation, a Delaware corporation.

C.            Pursuant to that certain First Amendment to Lease dated as of October 15, 1998 (the “First Amendment”), Landlord consented to the Assignment.

D.            Pursuant to that certain Second Amendment to Lease dated as of December 21, 2000, by and between Landlord and Tenant (the “Second Amendment”), the parties amended the Initial Lease to add additional space (the “Expansion Space”) to the Original Premises and to extend the term of the Initial Lease to November 30, 2003. The Original Premises, together with the Expansion Space, is collectively referred to herein as the “Premises”.  The Initial Lease, as amended by the First Amendment and the Second Amendment, is referred to herein as the “Original Lease”.

E.             Landlord and Tenant desire to further amend the Lease to offer Tenant the right to defer the monthly installments of Base Rent due for the calendar months of December 2001 and January 2002, to be repaid as Additional Rent on May 1, 2002, and to make certain other amendments to the Original Lease on the basis of, and subject to, the terms, covenants and conditions hereinafter set forth. The Original Lease, as amended by this Amendment, is sometimes referred to herein as the “Lease”.

NOW, THEREFORE, in consideration of the agreements of Landlord and Tenant herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.             Use of Defined Terms; Effective Date.

1.1           Definitions. Unless the context clearly requires otherwise, all capitalized terms used herein shall have the defined meanings ascribed to them in the Original Lease.  The provisions of the Recitals above are fully incorporated herein by this reference.

1.2           Effective Date. Unless otherwise specifically provided herein, all provisions of this Amendment shall be effective as of the execution date set forth next to the Landlord’s signature below.

2.             Amendments to Lease.  The Original Lease is hereby amended as follows:

2.1           Rent Deferral.  Tenant is hereby entitled to defer payment of the monthly Base Rent otherwise accrued and due for the months of December 2001 and January 2002 (the “Rent Deferral”).

2.2           Repayment of Rent Deferral. Subject to the provisions of Section 2.3 below, on May 1, 2002 (the “Repayment Date”), in addition to the monthly Base Rent and other Rent payable by Tenant under the Lease, Tenant shall pay to Landlord, as Additional Rent, the total amount of the Rent Deferral.

2.3           Repayment upon Assignment or Default. Landlord and Tenant acknowledge that Landlord’s agreement to permit the Rent Deferral as provided in this Amendment is expressly conditioned on Tenant’s agreement to fully and faithfully perform all of the terms, covenants, conditions and agreements to be performed and observed by Tenant under the Lease, as and when due during the remainder of the Term.  Further, the permitted Rent Deferral hereunder is personal to Zamba Corporation.  Accordingly, if Tenant assigns all or any portion of its interest in the Lease or defaults on any of its obligations under the Lease beyond any applicable cure period, then Tenant’s right to the Rent Deferral shall immediately cease and the total amount of the Rent Deferral shall be immediately due and payable as Additional Rent. Tenant’s obligation to repay the full amount of the Rent Deferral as provided in this Section shall survive the termination of the Lease.

2.4           Survival.  Section 26(U) of the Original Lease is hereby deleted and replaced in its entirety with the following:

“U.          Survival. The waivers of claims or rights, the releases and the obligations of Tenant under this Lease to indemnify, protect, defend and hold harmless Landlord and other indemnitees shall survive the expiration or earlier termination of this Lease, and so shall all other obligations or agreements of Landlord or Tenant hereunder which by their terms survive expiration or earlier termination of this Lease.”

3.             Confidentiality.  Tenant agrees to keep the terms and conditions of this Amendment (“Confidential Information”) in the strictest confidence, and shall not disclose any Confidential Information to any third parties except as expressly permitted herein, and will take all measures necessary to safeguard such information in order to preserve its confidentiality. Without limiting the generality of the foregoing, Tenant may not disclose Confidential Information to any third parties, other than as may be necessary to its directors, officers, employees, agents and contractors (“Tenant’s Agents”), or as may be required by law, provided that Tenant agrees to use diligent efforts to prevent Tenant’s Agents from making any unauthorized disclosure of the Confidential Information.  The terms, covenants and conditions contained in this Section 3 shall survive the expiration or earlier termination of the Lease.

4.             Tenant’s Certification.  Tenant hereby certifies to Landlord that, as of the execution and delivery of this Amendment by Tenant to Landlord, there are no existing defenses against the enforcement of any of the obligations of Tenant under the Lease, and Landlord is not in default under the Lease by reason of its failure to perform any obligations thereunder, and there is no circumstance, event, condition or state of facts which, by the passage of time or the giving of notice, or both, could entitle Tenant to any such defenses or constitute or result in such a default

5.             Real Estate Brokers.  Tenant represents and warrants that Tenant has not had any dealings with any broker in connection with the negotiation or execution of this Amendment, and Tenant agrees to indemnify Landlord and hold Landlord harmless from any and all costs (including attorneys’ fees), expenses or liability for commissions or other compensation claimed by any other broker or agent claiming to have had dealings with Tenant in connection with this Amendment.

6.             Reimbursement of Landlord’s Expenses.  Tenant shall reimburse Landlord for the reasonable attorneys’ fees and costs incurred by Landlord in connection with preparation of this Amendment, within ten (10) days following Tenant’s receipt of an invoice therefor.

7.             Miscellaneous.

7.1           Except as modified by this Amendment, all of the terms, conditions and provisions of the Original Lease shall remain in full force and effect and are hereby ratified and confirmed.

7.2           To the extent the terms of the Original Lease and this Amendment are inconsistent, the terms of this Amendment shall control.

7.3           The submission of this Amendment to Tenant for examination or execution does not create an option or constitute an offer to Tenant to amend the Original Lease on the terms and conditions contained herein, and this Amendment shall not become effective as an Amendment to the Original Lease unless and until it has been executed and delivered by both Landlord and Tenant.  By executing and delivering this Amendment, the person or persons signing on behalf of Tenant represent and warrant that Tenant is a corporation duly organized and existing under the laws of the State of California and that they have the requisite authority to bind Tenant.

7.4           This Amendment contains the entire agreement of Landlord and Tenant with respect to the subject matter hereof.  It is understood that there are no oral agreements between Landlord and Tenant affecting the Original Lease as hereby amended, and this Amendment supersedes and cancels any and all previous negotiations, representations, agreements and understandings, if any, between Landlord and Tenant and their respective agents with respect to the subject matter thereof, and none shall be used to interpret or construe the Original Lease as amended hereby.  Tenant acknowledges that all prior communications from Landlord or its agents are not and were not, and shall not be construed to be, representations or warranties of Landlord or its agents as to the matters communicated, and have not and will not be relied upon by Tenant.

IN WITNESS WHEREOF, the parties have caused this Third Amendment to Lease to be executed as of the day and year set forth under their respective signatures below.

LANDLORD:

SQUARE 24 ASSOCIATES, a District of Columbia limited partnership (d.b.a. Square 24 Associates, L.P.)

By:	Carr Real Estate Services, L.L.C., a Delaware limited liability company
Its:	General Partner
	By:	Carr Real Estate Services Partnership, a Delaware partnership
	Its:	Sole Member
		By:	Carr Realty, L.P., a Delaware limited partnership
		Its:	Managing Partner
			By:	CarrAmerica Realty Corporation, a Maryland corporation
			Its:	General Partner

				By:	/s/ Philip L. Hawkins
Philip L. Hawkins
				Its:	Chief Operating Officer

TENANT:

ZAMBA CORPORATION, a Delaware corporation

By: /s/ Michael H. Carrel

Name: Michael H. Carrel

Title: CFO